                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:                                 Contact:
Hal Worsham                                      Gene Marbach or Alan Katz
Senior Vice President                            Investor Relations
Everlast Worldwide Inc.                          Makovsky & Company Inc.
212-239-0990                                     212-508-9600

     EVERLAST WORLDWIDE INC. ANNOUNCES THE SIGNING OF THE LARGEST LICENSING
                     AGREEMENT IN COMPANY'S 94 YEAR HISTORY

       COMPANY LICENSES US WOMEN'S APPAREL CATEGORY TO JACQUES MORET, INC.

   5 YEAR LICENSE AGREEMENT PROVIDES FOR MINIMUM ROYALTY GUARANTEE PAYMENTS OF
  $12.5 MILLION WITH A LONG TERM OPTION IN 2009 FOR AN ADDITIONAL $30 MILLION

     NEW YORK, New York, December 17, 2004 -- Everlast(R) Worldwide Inc.
(Nasdaq: EVST), manufacturer, marketer and licensor of sporting goods and apparel under the Everlast brand name, today announced the signing of its largest license agreement to date with Jacques Moret, Inc. of New York City. As of January 1, 2005, this new agreement grants Moret, a major supplier to the US women's apparel market, a license for Everlast women's apparel in the United
States.

     Under the terms of the five-year agreement, Jacques Moret, Inc. will pay approximately $12.5 million in minimum guarantees to Everlast, noting that strong potential royalty earnings in excess of this amount are possible. At the end of this initial five-year term, Moret has the option to sign a ninety-nine year license for women's apparel rights for approximately $30 million.
Additionally, Moret will assume and pay for all women's apparel inventory purchased by Everlast, future advertisements previously placed by the company and other transitional costs associated with the women's business.

     George Horowitz, chairman, CEO, and president of Everlast said, "Everlast has achieved tremendous success from operating its own women's apparel business.
We came to the conclusion that the brand would greatly benefit from licensing the women's apparel category to Jacques Moret, Inc., one of the industry's leading suppliers. As a result of this agreement, the women's line will benefit from Moret's abilities for sourcing due to economies of scale. In addition, this agreement with Moret will result in expanded distribution opportunities that are

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available to large apparel companies such as Moret. We are quite familiar with the management of Moret and their strengths, as we granted our Canadian women's apparel license to them earlier this year. This helped to make the decision to grant this license for US women's apparel an easy one."

     Horowitz continued, "Distribution levels of Everlast women's apparel will remain unchanged and will continue to be focused on department and specialty stores, mid-tier stores as well as sporting goods retailers. Further, this new
US women's apparel license complements our licensing agreement with FuDa for US women's outerwear and wind wear. Also, our license with the famous Parisian designer and apparel retailer, agnes b, will continue to have its US stores supplied with our goods from Europe."

     In order to facilitate a smooth transition and continued Everlast growth,
Jacques Moret, Inc. has agreed to hire key sales, merchandising, and operating personnel previously employed by Everlast's women's apparel division. Orders already placed with Everlast for spring and summer women's apparel will be fully shipped in joint efforts between Everlast and Jacques Moret, Inc. during the transition period. Customer satisfaction and avoidance of disruptions will be a top priority for both companies.

     Joey Harary, president of Jacques Moret, Inc. stated," We are extremely excited with our relationship with Everlast. We have every belief that we will be able to put the resources behind Everlast women's apparel that will result in a significant expansion of shelf-space and an increase in Everlast's brand equity."

     He continued, "Over the past four years, the management of Everlast
Worldwide has taken the brand to new heights of consumer awareness through innovative marketing and merchandising programs. Their ability to execute one major brand exposure campaign after the other, through product placement in the critically-acclaimed movie Million Dollar Baby to the anticipated unscripted drama, The Contender, produced by Mark Burnett Productions and DreamWorks, has quite frankly amazed us."

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     George Horowitz concluded by stating, "Licensing women's apparel to Jacques
Moret will allow Everlast management to focus its talents and efforts on our US men's apparel, professional and retail boxing equipment and worldwide licensing businesses, which have achieved double digit growth rates during 2004. In addition, by streamlining our apparel businesses, we believe we will be able to identify and execute even more cost containment initiatives that will start to benefit Everlast's operating results, commencing in 2005."

ABOUT EVERLAST WORLDWIDE INC.

     Everlast Worldwide Inc. manufactures markets and licenses sporting goods and apparel products under the Everlast brand name. Since 1910, Everlast has been the preeminent brand in the world of boxing and is among the most dominant brands in the overall sporting goods and apparel industries. Over the past 90 years, Everlast products have become the "Choice of Champions(TM)", having been used for training and professional fights by many of the biggest names in the sport. Everlast is the market leader in nearly all of its product categories, responsible for leading eight of the top ten boxing equipment products in sales.
Through its apparel division, Everlast men's and women's active wear products are sold to over 20,000 retail locations throughout the United States and
Canada, including a variety of department stores, specialty stores, catalog operations and better mass merchandisers. In addition to producing and marketing the equipment and accessories, Everlast Worldwide Inc. licenses its brand to providers of men's and women's sportswear and active wear, children's wear, footwear, watches, cardiovascular exercise equipment and gym/duffel bags. At the retail level, Everlast's licensed products generate over $600 million in revenues. The company's Web site can be found at HTTP://WWW.EVERLAST.COM.

ABOUT JACQUES MORET, INC.

     Jacques Moret, Inc. manufactures activewear, bodywear and intimates under its brand names, Jacques Moret, MoretUltra Activewear and 2(X)ist men's
underwear. In addition Jacques Moret, Inc. is an activewear licensee and is the leading replenishment supplier of both branded and private label activewear in department stores, mass merchandisers and sporting goods chains nationwide. The company's Web sites can be found at www.moret.com or www.2xist.com.

     Statements made in this Press Release that are estimates of past or future performance are based on a number of factors, some of which are outside of the
Company's control. Statements made in this Press Release that state the intentions, beliefs, expectations or predictions of Everlast Worldwide, Inc. and its management for the future are forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in filings of Everlast Worldwide with the U.S.
Securities and Exchange Commission. Copies of these filings may be obtained by contacting Everlast Worldwide or the SEC.

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